Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES PRIVATE PLACEMENT

OF $450 MILLION IN UNSECURED NOTES

New York, New York, December 14, 2017 — Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that its operating partnership, Empire State Realty OP, L.P. (the “Operating Partnership”), entered into an agreement to issue and sell an aggregate principal amount of $450 million of its senior unsecured notes in a private placement to entities affiliated with Prudential Capital Group, AIG Asset Management, MetLife Investment Advisors, LLC and Teachers Insurance and Annuity Association of America. The notes consist of $115,000,000 of 4.08% Series D Senior Notes due 2028, $160,000,000 of 4.26% Series E Senior Notes due 2030, and $175,000,000 of 4.44% Series F Senior Notes due 2033. The Operating Partnership intends to use the net proceeds from the issuance of the notes to repay certain mortgage indebtedness which is scheduled to mature during 2018 and for other general corporate purposes.

David A. Karp, Executive Vice President and Chief Financial Officer, commented, “We are pleased to address our 2018 debt maturities, reduce our borrowing costs, and reinforce and expand our lender relationships.”

The notes will be issued and sold on two funding dates. The sale and purchase of the Series D Senior Notes will occur at a closing on December 22, 2017, while the sale and purchase of the Series E and Series F Senior Notes will occur at a closing on March 22, 2018, in each case, subject to customary closing conditions. The notes are senior unsecured obligations of the Operating Partnership and are unconditionally guaranteed by each of the Company’s subsidiaries that guarantees indebtedness under the Operating Partnership’s senior credit facility.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of September 30, 2017, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words such as “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” or the negative of these words or similar words or expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. Such factors and risks include, without limitation, a failure of conditions or performance regarding any event or transaction described above, regulatory changes, and other risks and uncertainties described from time to time in the Company’s filings with the SEC, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 under the headings “Risk Factors”. Except as may be required by law, the Company does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

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